Exhibit 10.29



               Description Of Complimentary Travel
          And Cargo Carriage Benefits For UAL Directors
          ---------------------------------------------

Flight and Cargo Benefits - Director and Spouse
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Each director and spouse are entitled to complimentary, positive space travel on United Airlines for pleasure or UAL business travel. Each child of a director under age 25 and a dependent of the director is also eligible for complimentary, positive space travel on United. The director and spouse are also entitled to use of the Red Carpet Rooms of United Airlines. Each UAL director and spouse and eligible dependents are also entitled to complimentary cargo carriage (excludes ground transportation) on United Airlines of up to 2,500 pounds per director per year for personal goods only (not business related). The goods will be shipped as general freight.

Flight and Cargo Benefits - Director Emeriti
--------------------------------------------

Each UAL Director Emeritus is afforded the same flight and cargo benefits as are provided to current directors. From and after a Change in Control (as defined in the UAL Corporation Retirement Plan for Outside Directors), the travel benefit for Directors Emeriti immediately prior to the Change in Control (including non-employee directors who are directors immediately prior to the change in control) or, if more favorable, for the directors or the Chairman or President of UAL from time to time, is fixed as the travel benefit in effect for Directors Emeriti from and after such Change in Control.

Tax Consequences
----------------

Each director and each Director Emeritus is paid cash in an amount designed as reimbursement for federal and state income tax liability on the value of the above benefits.